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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1999 Stock Plan, as amended and restated on February 13, 2003, 1991 Employee Stock Plan, as amended effective April 23, 2003, and the 2004 Equity Incentive Plan of Genentech, Inc. of our report dated January 13, 2004, except for the second paragraph of the note titled Subsequent Events and the twenty-first paragraph of the note titled Leases, Commitments and Contingencies, as to which the date is February 25, 2004, with respect to the consolidated financial statements of Genentech, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

                                        /s/ ERNST & YOUNG LLP

Palo Alto, California
April 29, 2004